Exhibit 19.1

EAGLE BANCORP MONTANA, INC.

INSIDER TRADING POLICY

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, Eagle Bancorp Montana, Inc. (the “Company”) has adopted the following policies and procedures.

I.	Adoption of Insider Trading Policy.

The Company has adopted the Insider Trading Policy, which prohibits trading based on material nonpublic information regarding the Company (“Inside Information”). The Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company and its subsidiary, as well as family members of such persons, and entities controlled by a person covered by the Policy, in each case where such persons have or may have access to Inside Information. The Policy (and/or a summary thereof) is to be delivered to all new employees and consultants upon the commencement of their relationships with the Company, and is to be circulated to all personnel at least annually.

II.	Designation of Certain Persons.

A.

Section 16 Individuals. The Company has determined that those persons listed on Exhibit A as attached are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”). Exhibit A will be amended from time to time as appropriate to reflect the election of new officers or directors, any change in function of current officers and the resignation or departure of current officers or directors.

B.

Other Persons. The Company has determined that Regional and Market Presidents, Division Managers, and Regional Retail Managers listed in Exhibit A (together with the Section 16 Individuals, “Insiders”) should be subject to the preclearance requirement described in Section IV.A. below. The Company believes that, in the normal course of their duties, such persons may have, or are likely to have, regular access to Inside Information. Under special circumstances, other employees, consultants or related persons may come to have access to Inside Information for a period of time. During such period, such persons should also be subject to the preclearance procedure described below.

III.	Appointment of Insider Trading Compliance Officer.

The Company has appointed the Chief Financial Officer as its Insider Trading Compliance Officer (“ITCO”) and in his or her absence the Corporate Financial Director, or another employee designated by the ITCO shall be responsible for administration of the Policy.

IV.	Duties of Insider Trading Compliance Officer.

The duties of the ITCO shall include, but not be limited to, the following:

A.

Preclearing all transactions involving the Company’s securities by those individuals listed on Exhibit A and Regional and Market Presidents, Division Managers, and Regional Retail Managers of the Company, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.

B.	Assisting in the preparation and filing of Section 16 reports (Forms 3, 4, and 5) for all Section 16 Individuals.

C.

Maintaining as Company records originals or copies of all documents required by the provisions of this Policy and the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including, without limitation, Forms 3, 4 and 5 and Schedules 13D and 13G.

D.	E-mailing quarterly reminders to all Section 16 Individuals regarding their obligations to report.

E.

Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officer and director questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors, employees and others who have, or may have, access to Inside Information.

F.

Circulating the Policy to all current employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors, employees and others who have, or may have, access to Inside Information.

G.	Assisting the Company’s Board of Directors in implementation and enforcement of the Policy.

H.	Coordinating with Company counsel regarding compliance activities with respect to SEC Rule 144 requirements.

I.	Designating and announcing special blackout periods during which no director, officer or employee may trade in the Company’s securities.

J.	Responding to all inquiries relating to this Policy and its procedures.

K.

Proposing recommendations for revisions to the Policy to the Board of Directors as necessary to reflect changes in insider trading laws, regulations or rules of any federal or state governmental body or the NASDAQ Stock Market.

Purpose

This Policy provides guidelines with respect to transactions in the securities of Eagle Bancorp Montana, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Scope of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options or other derivative securities. In addition, this Policy applies to transactions involving a put, call, straddle, option, privilege or security futures product involving the Company’s securities or any group or index that includes the Company’s securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company securities. It applies to (i) all officers1 of the Company and all members of the Company’s Board of Directors (collectively, “Section 16 Individuals”), (ii) Regional and Market Presidents, Division Managers and Regional Retail Managers (together with Section 16 Individuals, “Insiders”) and (iii) all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. This Policy also applies to family trusts or other entities controlled by or benefitting individuals subject to this Policy. In addition, this Policy applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work place and the misuse of Material Nonpublic Information in securities trading.

1As defined by Rule 16a-1(f) under the Securities Exchange Act of 1934.

Specific Policies

1.

Trading on Material Nonpublic Information.  No director, officer or employee of, or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell or gift, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which the NASDAQ stock exchange is open for trading.

2.

Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of that person’s regular duties for the Company and authorized by the Insider Trading Compliance Officer (“ITCO”). In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding Material Nonpublic Information about the Company must be forwarded to the ITCO. No Insider or related person shall make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities. The Company strongly discourages all directors, officers and employees from giving trading advice concerning the Company to third parties even when they do not possess Material Nonpublic Information about the Company.

3.	Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability

and/or Disciplinary Action

1.

Liability for Insider Trading. Insiders may be subject to penalties of up to $5,000,000 and up to 20 years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.

2.

Liability for Tipping.  Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3.

Possible Disciplinary Actions.  Violation of this Policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including ineligibility for future participation in the Company’s equity incentive plans or termination of employment. All incidents and actions that are not in line with this Policy must be reported to the ITCO. The ITCO shall have the authority to make a determination as to whether the policies and procedures set forth in this Policy have been violated and, if so, the action to be taken by the Company.

Procedures

1.

Mandatory Trading Window for Officers, Directors and Certain Employees, Recommended For All Employees.  The period beginning one month before the end of each quarter and ending two Trading Days following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all Insiders shall refrain from conducting transactions involving the purchase or sale or gift of the Company’s securities other than during the period (the “trading window”) commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the end of the second month prior to the end of the next fiscal quarter. The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is probably only the first ten days of the trading window.

From time to time, the Company may also recommend that Insiders, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading.

The purpose of the “trading window” period is to help establish a diligent effort to avoid any improper transaction.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until after the close of business on the second Trading Day following public disclosure of that information, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the trading window should not be considered a “safe harbor” and all Insiders and other persons should use good judgment at all times.

2.

Preclearance of Trades. The Company has determined that Section 16 Individuals, Regional and Market Presidents, Division Managers, and Regional Retail Managers should refrain from trading in the Company’s securities, even during the trading window, without first complying with the Company’s “preclearance” process. Each of these Insiders should contact the Company’s ITCO prior to commencing any trade in the Company’s securities including but not limited to purchases, sales and gifts. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors other than and in addition to Insiders. If for any reason the trade is not completed within the two business days after the date of approval, clearance must be obtained again before the securities may be traded. If the person trading is the ITCO, then the foregoing approvals must be given by the Chief Executive Officer of the Company.

Under no circumstances may an individual trade while in possession of material nonpublic information about the Company, even if pre-cleared by the ITCO. Thus, if you become aware of material nonpublic information after receiving pre-clearance, but before the transaction order has been placed, you must cease such pre-cleared transaction.

The existence of the foregoing approval procedures does not in any way obligate the ITCO to approve any trades requested by directors, officers, employees, consultants, contractors or hardship applicants. The ITCO may reject any trading requests at his or her sole reasonable discretion, prior to commencing any trade in the Company’s securities. The approval of a preclearance request is not in any way an assurance by the Company that the transaction will not violate or will not be alleged to violate such securities laws and does not insulate you from liability under applicable securities laws.

Any employee with any questions regarding trading in the Company’s securities is encouraged to contact the ITCO.

3.

Individual Responsibility.  Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has a mandatory trading window for the Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

4.

Exceptions.  Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to “blind trusts” (generally, trusts or other arrangements in which investment control has been completely delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when the insider was not aware of Material Nonpublic Information (in each case, a “10b5-1 Plan”), even though the transaction in question may occur at a time when the person is aware of Material Nonpublic Information. The Company may, in appropriate circumstances, approve the use of a 10b5-1 Plan by an Insider for which transactions involving the Company’s securities may take place while the Insider may be in possession of Material Nonpublic Information.

Insiders and employees who desire to implement a 10b5-1 Plan must comply with the standards and guidelines set forth below and Insiders must first obtain approval of the adoption or amendment of any plan by the ITCO. To be eligible for approval, the 10b5-1 Plan (i) must be established during a trading window (and not during any black out period); (ii) must be in writing; and (iii) must either irrevocably set forth the future date or dates on which purchase or sale of securities are to be made, the prices at which the securities are to be purchased or sold, the broker who will be responsible for effecting the transactions (or method of transaction if not through a broker), or provide a formula for determining the price of the securities to be purchased or sold and the date or dates on which the transactions are to be completed. However, no aspect of the formula may permit the direct or indirect exercise of any influence over the timing or terms of the purchase or sale by the Insider.

If for any reason the 10b5-1 Plan is not entered into or amended within the two business days after the date of approval, clearance must be obtained again before the 10b5-1 Plan is entered into or amended. If the person trading is the ITCO, then the foregoing approvals must be given by the Chief Executive Officer of the Company.

The existence of a personal financial emergency does not excuse you from compliance with this policy.

Rule 10b5-1 Plans entered into by Insiders and employees are also subject to the following:

Topic	Standards and Guidelines

No Possession of Material Nonpublic Information:	You must not be in possession of material nonpublic information about the Company or its securities at the time of adoption, modification, or termination of a 10b5-1 Plan

Good Faith Requirement:

The 10b5-1 Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and you must act in good faith with respect to such plan throughout the term of the plan

Representation by Section 16 Individuals Regarding No Possession of Material Nonpublic Information:

A 10b5-1 Plan for a Section 16 Individual must include a representation certifying that, on the date of plan adoption, you (i) are not aware of any material nonpublic information about the security or the Company, and (ii) are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1

Cooling Off Period for Section 16 Individuals (i.e., Period Between Adoption/Amendment and First Trade Under Plan):

Later of (i) 90 days following 10b5-1 Plan adoption or modification, or (ii) 2 trading days following disclosure in a Form 10-Q or Form 10-K of the Company’s financial results for the completed fiscal quarter in which the 10b5-1 Plan was adopted or modified (but not to exceed 120 days after plan adoption or modification)

Topic	Standards and Guidelines

Cooling Off Period for other employees (non‑Section 16 Individuals):	30 days following 10b5-1 Plan adoption or modification

Multiple Overlapping Plans:	Not permitted unless approved by the ITCO

Trades Outside the Plan:	Once an approved 10b5-1 Plan is established, transactions outside the plan are discouraged and must be pre-approved by the ITCO

Single-Trade Plans:	Permitted once every 12 months

Notification of Modification, Termination or Suspensions:

Once an approved 10b5-1 Plan is established, modifications, terminations and/or suspensions are prohibited by employees other than when the employee does not possess material, non-public information and for Section 16 Individuals, during a trading window and then only if approved by the ITCO.

Disclosure of 10b5-1 Plans:

Section 16 Individuals are advised that the adoption, modification, termination, and/or suspension of an approved 10b5-1 Plan will be disclosed publicly through Form 10-K and Form 10-Q filings with the SEC. Accordingly, Section 16 Individuals shall promptly provide the ITCO with executed copies of all plans, modifications, terminations and suspensions.

5.

Special and Prohibited Transactions.  The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following special and prohibited transactions.

Short Sales. Officers and directors may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). Employees are strongly discouraged from engaging in such transactions.

Publicly Traded Options. Officers and directors may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Employees are strongly discouraged from engaging in such transactions.

Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when an Insider is aware of Material Nonpublic Information may result in unlawful insider trading.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without a person’s consent by the broker if the person fails to meet a margin call or by the lender in foreclosure if the person defaults on the loan. Because a margin or foreclosure sale may occur at a time when an Insider is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, officers and directors are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where an Insider wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. In this case, the Insider must submit a request for approval to the ITCO at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. Employees are strongly discouraged from engaging in such transactions.

Hedging Transactions. Certain forms of hedging or monetization transactions (such as zero-cost collars) are complex transactions that can present unique insider trading risks. Therefore, the Company prohibits officers and directors from engaging in such transactions. Employees are strongly discouraged from engaging in such transactions.

Applicability of Policy to Inside Information

Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers and companies with which the Company is negotiating major transactions, such as an acquisition, investment or sale (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision to buy, sell or hold the Company’s securities or to a shareholder in making a voting decision.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity
●	Projections of future earnings or losses and strategic plans
●	Significant loan losses
●	News of a pending or proposed merger, acquisition or joint venture
●	News of the disposition of a subsidiary or sale of Company assets
●	Significant cybersecurity incidents
●	Authorization by the Company’s Board of a new stock repurchase program
●	Gain or loss of a substantial customer
●	Changes in dividend policy
●	Stock splits
●	New equity or debt offerings
●	Actual or threatened significant litigation, or the resolution of such litigation
●	Major changes in senior management, directors or accountants
●	New major contracts, buyers or financial services, or the loss thereof

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Such information will not become “public” until it has been widely disseminated to the public through filings with the SEC, releases to major newswire services, national news services and financial news services. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic”, after the close of trading on the second full trading day following the Company’s widespread public release of the information. For example, if the Company announces material information before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces material information after trading begins on that Tuesday, you could not buy or sell Company securities until the opening of the market on Friday.

Certain Exceptions

1.

Employee Stock Purchase Plans.  The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., 401(k) plans) which are used to purchase Company securities pursuant to the employees’ advance instructions. The trading restrictions do apply to your sales or purchases or gifts of Company stock purchased under the plan. Periodically, officers and employees are given an opportunity to make purchases or sales of Company stock in their 401(k) plan. This occurs during a trading window and is the only opportunity to make changes in 401(k) holdings of Company stock. Changes in the employee’s instructions to purchase or sell Company stock will not be allowed once the order has been placed.

2.

Stock Options.  Insiders may exercise stock options for cash, or through cashless exercise through the Company without the use of a broker, without prior approval, but must provide notice to the ITCO prior to any such exercise. The trading prohibitions and restrictions set forth in this Policy do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Additional Information – Directors and Officers

Section 16 Individuals must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. All such trades, including gift transactions, by the Section 16 Individuals must be disclosed to the SEC via Section 16 filings with two business days of such transaction, including disclosing whether the trade was made pursuant to a 10b5-1 Plan. The practical effect of these provisions is that Section 16 Individuals who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Receipt and Acknowledgment

I, __________________________________, hereby acknowledge that I have received and read a copy of the “Insider Trading Policy” and agree to adhere strictly to its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

Signature	Date